Exhibit 3.1	Filed November 7, 2011

CERTIFICATE OF DETERMINATION

OF

SERIES B CONVERTIBLE VOTING
PERPETUAL PREFERRED STOCK

OF

GIGA-TRONICS INCORPORATED,
a California corporation

Pursuant to Section 401 of the Corporations Code of the State of California, the undersigned, John Regazzi and Patrick Lawlor, DO HEREBY CERTIFY as follows:

A.
That they are the duly elected and acting President and Chief Executive Officer, and Chief Financial Officer and Vice President, respectively, of Giga-tronics Incorporated, a California corporation (the “Corporation”).

B.	The authorized number of shares of Preferred Stock is 1,000,000.

C.
Pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Corporation’s Articles of Incorporation as amended and applicable law, the Board on September 14, 2011, duly adopted the following resolutions creating a series of 10,000 shares of Preferred Stock designated as the “Series B Convertible Voting Perpetual Preferred Stock”, and such resolutions have not been modified or rescinded and remain in full force and effect.  None of the shares of Series B Convertible Voting Perpetual Preferred Stock have been issued.

WHEREAS, the Articles of Incorporation as amended to date of the Corporation authorize a class of Preferred Stock comprising 1,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board is authorized to determine the designation of each series and the authorized number of shares in each series, and to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of shares of Preferred Stock, including but not limited to the dividend rights, dividend rates, conversion rights, voting rights and the liquidation preferences; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to fix the rights, preferences, privileges, and restrictions and other matters relating to the Series B Convertible Voting Perpetual Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Corporation’s Articles of Incorporation, as amended, and applicable law, a series designated Series B Convertible Voting Perpetual Preferred Stock of the Corporation be and hereby is created;

FURTHER RESOLVED, that the Board has determined that the rights, preferences, privileges, and restrictions granted to or imposed upon the Series B Convertible Voting Perpetual Preferred Stock, as stated and expressed herein, are under the circumstances prevailing on the date hereof fair and equitable to all the existing shareholders of the Corporation; and

FURTHER RESOLVED, that the designation and authorizes number of shares of, and the rights, preferences, privileges, and restrictions granted to or imposed upon the Series B Convertible Voting Perpetual Preferred Stock are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Series B Convertible Voting Perpetual Preferred Stock”, hereinafter referred to as the “Series B Preferred Stock”. The number of shares constituting such series initially shall be 10,000.

Section 2. Ranking. The Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) on a parity with each class or series of equity securities of the Corporation the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Parity Securities”), and (ii) senior to the Corporation’s class of common stock (the “Common Stock”), the Corporation’s Series A Junior Participating Preferred Stock and each other class or series of capital stock of the Corporation outstanding on or established after the Effective Date by the Corporation, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Junior Securities”).

Section 3. Definitions. The following initially capitalized terms shall have the following meanings, whether used in the singular or the plural:

(a)           “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)           “Applicable Conversion Price” means the Conversion Price in effect at a given time.

(c)           “Articles of Incorporation” means the Articles of Incorporation, as amended, of the Corporation.

(d)           “Business Day” means any day that is not Saturday or Sunday and that, in the City of New York and in the State of California, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(e)           “Certificate of Determination” means this Certificate of Determination of the Corporation.

(f)           “Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the Nasdaq Capital Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the Nasdaq Capital Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Determination, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the Nasdaq Capital Market shall be such closing sale price and last reported sale price as reported on the website of the Nasdaq Stock Market Inc. (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the Nasdaq Stock Market Inc. and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the Nasdaq Stock Market Inc. shall govern.

(g)           “Common Stock” has the meaning set forth in Section 2.

(h)           “Conversion Date” has the meaning set forth in Section 9(a).

(i)           “Conversion Price” means for each share of Series B Preferred Stock, $2.20, subject to adjustment or limitation as set forth herein.

(j)           “Corporation” means Giga-tronics Incorporated, a California corporation.

(k)           “Distribution Record Date” has the meaning set forth in Section 4(c).

(l)             “Effective Date” means the date on which shares of the Series B Preferred Stock are first issued.

(m)           “Exchange Property” has the meaning set forth in Section 11(a).

(n)           “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade (or would trade) without the right to receive such issuance or distribution.

(o)           “Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered.

(p)           “Junior Securities” has the meaning set forth in Section 2.

(q)           “Liquidation Preference” means, as to the Series B Preferred Stock, $231.00 per share (as appropriately and equitably adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).

(r)           “Parity Securities” has the meaning set forth in Section 2.

(s)           “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(t)           “Reorganization Event” has the meaning set forth in Section 11(a).

(u)           “Series B Preferred Stock” has the meaning set forth in Section 1.

(v)           “Series B Purchase Price” means $220.00 per share of Series B Preferred Stock.

(w)           “Series B Voting Rate” means the quotient of (x) the Series B Purchase Price, divided by (y) the Applicable Conversion Price.

(x)           “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(y)           “Twenty Day Trailing Closing Price Per Share” means, as of any date,  the average of the daily Closing Price per share of the Common Stock of each of the twenty consecutive Trading Days preceding such date.

Unless otherwise specified, section references in this Certificate of Determination are to the sections of this Certificate of Determination.

Section 4. Dividends and Distributions. (a) From and after the Effective Date, the Holders shall be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of funds legally available therefor, cash dividends of the type and in the amounts determined as set forth in Section 4(b) and no more.

(b) Subject to Section 4(a), if the Board or a duly authorized committee of the Board declares and pays a cash dividend in respect of Common Stock, then the Holders of the Series B Preferred Stock, shall be entitled to receive, on the same dates on which such cash dividend is declared or paid, as applicable, on the Common Stock, a cash dividend in an amount per share of Series B Preferred Stock equal to the product of (i) (A) before January 1, 2014, 110% and on and after such date, 100% of the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

 (c) If at any time full dividends payable pursuant to Section 4(b) on all outstanding shares of the Series B Preferred Stock have not been declared and paid, or declared and a sum sufficient for the payment of those dividends been set aside, the Corporation may not: (i) declare and pay or set aside for payment or declare and make or set aside for payment any distribution of assets on any Junior Securities (other than a dividend payable solely in Junior Securities); (ii) repurchase, redeem, or otherwise acquire for consideration, directly or indirectly, any Junior Securities (other than as a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one Junior Security for or into another Junior Security, and other than through the use of the proceeds of a substantially contemporaneous sale of other Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities by the Corporation; or (iii) repurchase, redeem, or otherwise acquire for consideration any Parity Securities otherwise than pursuant to offers to purchase all, or a pro rata portion (based on the full respective liquidating distributions to which the holders of the Series B Preferred Stock and such Parity Securities would be respectively entitled), of the Series B Preferred Stock and such Parity Securities, except by conversion into or exchange for Junior Securities. The foregoing limitations do not apply to purchases or acquisitions of Junior Securities pursuant to any employee or director incentive or benefit plan or arrangement (including any of the Corporation’s employment, severance, or consulting agreements) of the Corporation or of any of its subsidiaries adopted before or after the Effective Date.

(d) For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not distribute to the holders of shares of Common Stock any evidences of indebtedness, shares of capital stock, securities, cash or other assets of or relating to the Corporation or any subsidiary or business unit (excluding any dividend paid exclusively in cash, which shall be subject to Section 4(a), and any distribution solely of Common Stock and cash in lieu of fractional shares) unless the Corporation distributes to Holders of Series B Preferred Stock on the same dates or date on which such property is distributed to holders of the Common Stock, an amount or portion of such property that each Holder would be entitled to receive if the Holder’s shares of Series B Preferred Stock had converted to Common Stock as of such date.

(e) Each dividend or other distribution of property will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock (each, a “Distribution Record Date”).(f) If the applicable Conversion Date with respect to any share of Series B Preferred Stock is prior to any Distribution Record Date, the Holder of such share of Series B Preferred Stock will not have the right to receive any dividends or other distributions on the Series B Preferred Stock with respect to such Distribution Record Date. If the applicable Conversion Date with respect to any share of Series B Preferred Stock is after the Distribution Record Date for any declared dividend or other distribution and prior to the payment date for that dividend or distribution, the Holder thereof shall receive that dividend or distribution on the relevant payment date if such Holder was the Holder of record on the Distribution Record Date for that dividend.

Section 5. Liquidation. (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities, in an amount equal to the greater of (i) the Liquidation Preference per share of Series B Preferred Stock, plus an amount equal to any declared but unpaid dividends, whether or not declared, thereon to and including the date of such liquidation and (ii) the payment or distribution to which such Holders would be entitled if the Series B Preferred Stock were converted into Common Stock immediately before such liquidation, dissolution or winding-up. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Corporation.

(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, the Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or any similar business combination will not constitute its liquidation, dissolution or winding up for purposes of this Section 5.

Section 6. Maturity. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Determination.

Section 7. Redemptions.

(a) No Redemption. The Series B Preferred Stock may not be redeemed by the Corporation.

(b) No Sinking Fund. The Series B Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B Preferred Stock will have no right to require redemption of any shares of Series B Preferred Stock.

Section 8. Conversion.

(a) Holder Optional Conversion. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s shares of Series B Preferred Stock at any time into shares of Common Stock as set forth in Section 8(b) and Section 9 below.

 (b) Conversion Rate.  The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall equal the quotient of (i) the Series B Purchase Price divided by (ii) the Applicable Conversion Price, rounded to the nearest ten thousandth of a share, provided that Holders shall receive cash in lieu of any fractional shares in accordance with Section 13 hereof.

Section 9. Conversion Procedures.

(a) Procedures for Optional Conversion.  A Holder may exercise the conversion rights specified in Section 8(a) by (i) transmitting (by facsimile or otherwise) to the Corporation at its principal office (or at such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holders) a duly executed irrevocable conversion notice specifying the number of shares of the Series B Preferred Stock to be converted, (ii) if the shares of Series B Preferred Stock to be converted are certificated, surrendering to a common carrier for delivery to the Corporation as soon as practicable following such date the certificates representing the shares being converted (or an indemnification undertaking described in Section 15(a) with respect to such shares in the case of their loss, theft or destruction) and (iii) if required, paying any required stock transfer, documentary, stamp or similar taxes which are not payable by the Corporation pursuant to Section 16(b).  Subject to the Holder’s compliance with the foregoing, a share of Series B Preferred Stock (or portion thereof) which such Holder has elected to convert shall be deemed to have been converted effective as of the close of business on the day of Holder’s conversion notice or, if such conversion notice is received after the close of business or on a day which is not a Business Day, as of the close of business on the next Business Day (the “Conversion Date”).

(b)  Intentionally omitted.

(c) Effective as of the close of business on the applicable Conversion Date, with respect to any shares of Series B Preferred Stock which have been converted on such Conversion Date: (i) the rights of the Holder of such share(s) of Series B Preferred Stock (or portion thereof) as a Holder shall cease, and the Person or Persons entitled to receive the Common Stock issuable upon conversion thereof shall be treated for all purposes as the record holder or holders of the Common Stock into which such shares of Series B Preferred Stock have been converted at such time; and (ii) dividends shall no longer be declared on any such shares of Series B Preferred Stock and such shares of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the Holder to receive (w) shares of Common Stock issuable upon such conversion, (x) any declared and unpaid dividends on such share to the extent provided in Section 4(b), (y) any other property to be distributed pursuant to Section 4(d) and (z) any other payments to which such Holder is otherwise entitled pursuant to Section 8(c), Section 11 or Section 13 hereof, as applicable.

(d) Shares of Series B Preferred Stock duly converted in accordance with this Certificate of Determination, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued shares of the Corporation’s Preferred Stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock; provided that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series B Preferred Stock below the number of shares of Series B Preferred Stock then outstanding.

(e) The Person or Persons entitled to receive the shares of Common Stock and/or cash, securities or other property issuable upon conversion of Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the applicable Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(f) On the applicable Conversion Date with respect to any share of Series B Preferred Stock, certificates representing shares of Common Stock (and/or cash, securities or other property) shall be issued and delivered to the Holder thereof or such Holder’s designee (or, at the Corporation’s option, such shares shall be registered in book-entry form) upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

Section 10. Anti-Dilution Adjustments.

(a) The Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price shall be adjusted such that the Conversion Price on and after the Ex-Date for such dividend or distribution will equal the product of (x) the Conversion Price in effect immediately prior to such Ex-Date, multiplied by (y) the following fraction:

OS0 OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for the applicable dividend or distribution, and

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of shares of Common Stock outstanding shall not include any shares which have been reacquired by the Corporation. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price shall be adjusted such that the Conversion Price on and after the effective time of such share subdivision, split or combination will equal the product of (x) the Conversion Price in effect immediately prior to the effective time of such share subdivision, split or combination, multiplied by (y) the following fraction:

OS0 OS1

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective time of the applicable share subdivision, split or combination, and

OS1 =	the number of shares of Common Stock outstanding immediately after the effective time of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of shares of Common Stock outstanding shall not include any shares which have been reacquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the applicable Conversion Date, upon conversion of any shares of the Series B Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the applicable Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iii) above, subject to readjustment in the event of the expiration or termination of such rights.

(b) (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10th of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the applicable Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders participate in the transaction that would otherwise give rise to an adjustment as a result of holding the Series B Preferred Stock, without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares, or the purchase or repurchase of any Common Stock, pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Effective Date and not substantially amended thereafter;

(D) for a change in the par value or no par value of Common Stock; or

(E) for accrued but unpaid dividends on the Series B Preferred Stock.

(c) Whenever the Conversion Price is to be adjusted in accordance with Section 10(a), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) taking into account the $0.01 threshold set forth in Section 10(b)(i) hereof; (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a), taking into account the $0.01 threshold set forth in Section 10(b)(i) hereof (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) hereof, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11. Reorganization Events. (a) In the event that for so long as any shares of Series B Preferred Stock remains outstanding there occurs:

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

(any such event specified in this Section 11(a), a “Reorganization Event”); then each share of such Holder’s Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall thereafter automatically entitle the Holder to receive, upon conversion of such share of Series B Preferred Stock, the type and amount of securities, cash and other property receivable in such Reorganization Event by a holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of the number of shares of Common Stock obtained by dividing (x) the Liquidation Preference, plus all accrued but unpaid dividends, whether or not declared, up to, but excluding the effective date of the Reorganization Event, by (y) the Applicable Conversion Price as of such date (such securities, cash and other property, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(c) The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11.

Section 12. Voting Rights. (a) For each share of Series B Preferred Stock held as of an applicable record date, each Holder shall be entitled to a number of votes equal to the Series B Voting Rate (determined as of such record date) on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation (including, without limitation, election of directors), and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock, shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote together with the holders of Common Stock voting as a single class with respect to any matter upon which holders of Common Stock have the right to vote.  The shares of Series B Preferred Stock shall also have those additional voting rights provided in Section 12(b) and those provided by applicable law.

(b) So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series B Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions:

(i) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Corporation’s Articles of Incorporation (including this Certificate of Determination) or the Corporation’s Bylaws that would adversely affect the rights, preferences, privileges, and restrictions of the Series B Preferred Stock; or

(ii) [Intentionally omitted];

provided, that any increase in the amount of the authorized Preferred Stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of any Parity Securities or Junior Securities will not, in and of itself, be deemed to adversely affect the rights, preferences, privileges, and restrictions of the Series B Preferred Stock and Holders will have no right to vote under this provision solely by reason of such an increase, creation or issuance.

(c) Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the record date for the shareholder vote or consent to approve the act with respect to which such vote or consent would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section 13. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series B Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion pursuant to Section 8 hereof, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock on the applicable Conversion Date.

(c) If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B Preferred Stock so surrendered.

Section 14. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Corporation, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Determination free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances.

(c) All shares of Common Stock delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances.

(d) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the Nasdaq Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Series B Preferred Stock.

Section 15. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series B Preferred Stock on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver a certificate evidencing the shares of Common Stock into which the shares of Series B Preferred Stock formerly evidenced by the mutilated, destroyed, stolen or lost certificate have been converted.

Section 16. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Determination) with postage prepaid, addressed: (i) if to the Corporation, to its office at 4650 Norris Canyon Road San Ramon, California 94583, Attention: President, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(c) All payments on the shares of Series B Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by applicable law, subject to applicable exemptions, and amounts withheld and remitted to the appropriate taxing authority, if any, shall be treated as received by the holders thereof.

(d) No share of Series B Preferred Stock shall have any rights of preemption whatsoever under this Certificate of Determination as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(e) The shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Executed at San Ramon, California, on this November 7, 2011.

/s/ John Regazzi
Name: John Regazzi
Title: President and Chief Executive Officer

/s/ Patrick Lawlor
Name: Patrick Lawlor
Title: Chief Financial Officer and Vice President